Exhibit 4.88

Shareholders' Voting Rights Proxy Agreement

of

Shenzhen Qfun Internet Technology Co., Ltd.

Between

Qfun Information Technology (Shenzhen) Co., Ltd.

And

ZHANG Jiahui

CAO Yu

ZHU Nianyang

Shenzhen Guangtiandi Technology Co., Ltd.

January 10, 2017

Shareholders' Voting Rights Proxy Agreement

This Agreement is made and entered into by and among the following Parties on January 10, 2017 in Shenzhen:

Party A: Qfun Information Technology (Shenzhen) Co., Ltd.

Domicile: Room 101-1, Building No.3, North Block, Pingshan Dayuanc Industrial Park, Pingshan 1st Road, Taoyuan Street, Nanshan District, Shenzhen

Legal Representative: WANG Ying

(hereinafter referred to as “Party A” or the “WFOE”)

Party B:

Party B1: ZHANG Jiahui

|ID Card No.:220104198806164441

Party B2: CAO Yu

ID Card No.:211302198507211639

Party B3: ZHU Nianyang

ID Card No.:370212198801151519

Party B4 : Shenzhen Guangtiandi Technology Co., Ltd. (hereinafter referred to as “Guangtiandi”)

Domicile: Room 2-A, Complex Building (including affiliated equipment room), Shenxianling Sports Center, Central City, Longgang District, Shenzhen

Legal Representative: YIN Zhiwei

(Party B1, Party B2, Party B3 and Party B4 shall be collectively referred to as “Party B” or the “Shareholders”, and their rights and obligations hereunder are inseparable.)

Party C: Shenzhen Qfun Internet Technology Co., Ltd.

Domicile: A09, 11/F, East Block, SKYWORTH Semiconductor Design Building, High Tech South Four Road, Nanshan District, Shenzhen

Legal Representative: WANG Ying

(hereinafter referred to as “Party C”, the “Company” or the “Target Company”)

In this Agreement, Party A, Party B and Party C shall be hereinafter referred to collectively as the “Parties” and individually as a “Party”.

Whereas,

1.	Party B are shareholders of record of the Target Company and legally hold all equity of the Target Company; and

2.	Party B intends to entrust Party A or any director or successor to such director as authorized by Party A upon decision to exercise the voting rights and other relevant shareholder's rights of Party B in the Target Company, and Party A agrees to accept such entrustment.

NOW, THEREFORE, the Parties, upon friendly negotiation, agree as follows:

Article 1 Voting Rights Entrustment

1.1	Party B irrevocably undertakes that they will each execute a power of attorney in the form and substance of Appendix 1 attached hereto upon execution of this Agreement whereby he/she/it authorizes Party A or any director or successor to such director (including the liquidator replacing such director) as authorized by Party A upon decision (hereinafter referred to as the “Proxy”) to exercise, on his/her/its behalf, the following rights available to Party B under the then effective articles of association of the Target Company (collectively, “Proxy Rights”):

(1)	to propose the convening of, and attend, shareholders’ meetings in accordance with the articles of association of the Company as the proxy of the Shareholders;

(2)	to exercise voting rights on behalf of the Shareholders on all matters required to be deliberated and resolved by the shareholders’ meeting, including without limitation the appointment, election and removal of all directors and other senior executives to be appointed and removed by the shareholders, of the Company;

(3)	to adopt resolution on disposal of assets of the Company on behalf of the Shareholders;

(4)	to adopt resolution on the dissolution or liquidation of the Company on behalf of the Shareholders, form a liquidation group and legally exercise the authority of the liquidation group during liquidation on behalf of the Shareholders, including but not limited to adopting resolution on disposal of assets of the Company;

(5)	to sign any resolution as the proxy of the Shareholders;

(6)	to deliver any required document to relevant registration authority of the Company or other relevant authorities as the proxy of the Shareholders; and

(7)	other voting rights and all shareholder’s rights of the Shareholders under the articles of association and the laws of China.

1.2	The Proxy shall, acting with care and diligence, lawfully fulfill the entrusted duties within the scope of authorization hereunder; Party B acknowledges, and assumes liability for, legal consequences arising out of the exercise by the Proxy of the foregoing Proxy Rights.

1.3	Party B confirms that when exercising the foregoing Proxy Rights, the Proxy is not required to solicit the opinions of Party B. Without prior written consent of the Proxy, Party B will not exercise any right already authorized to the Proxy. However, the Proxy shall promptly inform Party B of all resolutions adopted or any proposal for an extraordinary shareholders’ meeting.

Article 2 Right to Information

2.1	For the purpose of the exercise of the Proxy Rights hereunder, the Proxy shall have the right to be informed of the operations, business, customers, finances, employees and other matters of the Target Company and to access to relevant documents of the Target Company; the Company shall provide full cooperation with respect thereto.

Article 3 Exercise of Proxy Rights

3.1	Party B shall provide full assistance with respect to the exercise by the Proxy of the Proxy Rights, including, where necessary (e.g., in order to meet the document submission requirements in connection with governmental authority approval, registration and filing), timely executing the shareholders’ meeting resolutions or other relevant legal documents adopted by the Proxy.

3.2	If at any time during the term hereof, the grant or exercise of the Proxy Rights hereunder cannot be realized for any reason (other than a breach by the Shareholders or the Company), the Parties shall immediately seek an alternative scheme closest to the unrealizable provisions and shall, when necessary, enter into a supplementary agreement to amend or modify the terms hereof so that the purpose of this Agreement may continue to be achieved.

Article 4 Exemption and Compensation

4.1	The Parties acknowledge that in no event shall the Proxy be required to bear any liability or provide any economic or other compensation to the other Parties or to any third party in connection with the exercise of the Proxy Rights hereunder by it.

4.2	The Shareholders and the Company agree to indemnify and hold harmless the Proxy against any and all losses the Proxy suffers or may suffer as a result of the exercise of the Proxy Rights, including without limitation any losses arising out of any suit, arbitration or claims brought by any third party against the Proxy or any administrative investigation or sanction by any governmental authorities, unless such losses are caused by any willful misconduct or gross negligence of the Proxy.

Article 5 Representations and Warranties

5.1	Party B severally and jointly represents and warrants to the Proxy as follows:

5.1.1	Party B is each a Chinese citizen with full capacity for conduct, and has full and independent legal status and capacity to execute, deliver and perform this Agreement and may sue or be sued as an independent party.

5.1.2	Party B has full power and authorization to execute and deliver this Agreement and all other documents to be executed by it in connection with the transactions contemplated hereunder as well as full power and authorization to consummate the transactions contemplated hereunder. This Agreement will be lawfully and duly executed and delivered by it. This Agreement will constitute legal and binding obligations of Party B which may be enforceable against Party B.

5.1.3	Party B are legal shareholders of record of the Target Company at the time of effectiveness of this Agreement, and other than the rights created under this Agreement and the Exclusive Call Option Agreement entered into by Party B, the Target Company and Party A on the same date of this Agreement, the Proxy Rights are free from any third party rights. Pursuant to this Agreement, the Proxy may fully and completely exercise the Proxy Rights under the then effective articles of association of the Target Company.

5.1.4	Party B's execution, delivery and performance of this Agreement will neither violate the laws of China, nor breach any agreement, contract or other arrangement entered into between it and any third party and which binds it.

5.2	Each of Party A and the Target Company severally represents and warrants that:

5.2.1	It is a limited liability company duly registered and lawfully existing under the laws of its place of incorporation with independent legal personality, has full and independent legal status and capacity to execute, deliver and perform this Agreement and may sue or be sued as an independent party.

5.2.2	It has full internal corporate power and authorization to execute and deliver this Agreement and all other documents to be executed by it in connection with the transactions contemplated hereunder as well as full power and authorization to consummate the transactions contemplated hereunder.

Article 6 Term of Agreement

6.1	This Agreement shall take effect from duly execution by the Parties. Once effective, this Agreement shall become irrevocable. Unless otherwise explicitly specified herein, or the Parties determines to terminate this Agreement in writing, this Agreement shall be in full effect and force permanently.

6.2	The Target Company and Party A shall each complete the approval and registration procedures to extend its business term within 3 months before expiry thereof, so that the term of this Agreement may continue.

6.3	If with prior written consent of Party A, Party B transfers all its equity in the Company to the entity designated by Party A and/or WFOE, then this Agreement shall terminate.

Article 7 Notice

7.1	Any notice, request, demand and other correspondence required or given hereunder shall be delivered to relevant Parties in writing.

7.2	Such notice or other correspondence, if sent by fax, shall be deemed properly served once sent, or if delivered by personal delivery, shall be deemed properly served once delivered in person, or if sent by post, shall be deemed properly served after 3 Business Days after posting, or if sent by email, shall be deemed to properly served when the notice email is deemed to enter into the email receipt system of the other Party after the sender correctly fills in the email address and the email is not returned by the system.

7.3	The addresses, contact persons and electronic communication terminals agreed herein shall be the addresses for work contacts between the Parties and the service of legal instruments and for the arbitration institution and/or people's court to serve instruments during dispute resolution, and legal instruments served via such addresses and/or the addresses disclosed in information registered with the administration for industry and commerce (or the registered address on the resident ID Card) shall be deemed as validly served. The notice and service provisions in Article 7 hereof shall be independent provisions, not affected by the validity of the entire Agreement or other provisions hereof.

Article 8 Confidentiality

8.1	Whether this Agreement has been terminated or not, the Parties shall strictly keep confidential the trade secrets, proprietary information, Customer Information and all other information of a confidential nature of other Parties known in the conclusion and performance of this Agreement (hereinafter collectively referred to as “Confidential Information”). Except with prior written consent of the Party disclosing the Confidential Information or where disclosure to a third party is mandated by relevant laws or regulations or by applicable listing rules at the place where an affiliate of a Party is listed, the Party receiving the Confidential Information shall not disclose any Confidential Information to any third party. The Party receiving the Confidential Information shall not use, either directly or indirectly, any Confidential Information other than for the purpose of performing this Agreement.

8.2	The following information shall not be deemed as the Confidential Information:

(a)	any information which, as shown by written evidence, has previously been known to the receiving Party by way of legal means; or

(b)	any information which enters the public domain other than as a result of a fault of the receiving Party; or

(c)	any information lawfully acquired by the receiving Party from other source subsequent to the receipt of relevant information.

8.3	A receiving Party may disclose the Confidential Information to its relevant employees, agents or its engaged professionals, provided that such receiving Party shall ensure that such persons shall comply with relevant terms and conditions of this Agreement and that it shall assume any liability arising out of any breach by such persons of relevant terms and conditions of this Agreement.

8.4	Notwithstanding any other provisions of this Agreement, the validity of this Article shall not be affected by termination of this Agreement.

Article 9 Default Liabilities

9.1	The Parties agree and confirm that if any Party hereto (“Defaulting Party”) materially breaches any provision hereunder or materially fails to perform or delaying in performance of any of its obligations hereunder, it shall constitute the default hereunder (“Default”), and any of the other non-defaulting Parties (“Non-Defaulting Party”) may demand the Defaulting Party to make correction or take remedy measures within a reasonable time limit. Should the Defaulting Party still fail to make correction or take remedy within such reasonable time limit or ten (10) days after the other Party notifies the Defaulting Party in writing and requests for correction, then:

9.1.1	If the Defaulting Party is Party B or the Target Company, Party A shall have the right to terminate this Agreement and request the Defaulting Party to pay liquidated damages; or

9.1.2	If the Defaulting Party is Party A, the Non-Defaulting Party shall have the right to request the Defaulting Party to pay liquidated damages, provided that the Non-Defaulting Party shall in no case have any right to terminate or rescind this Agreement, unless otherwise stipulated by the laws.

9.2	Notwithstanding any other provisions of this Agreement, the validity of this Article shall not be affected by any suspension or termination of this Agreement.

Article 10 Dispute Resolution

10.1	Any dispute arising out of and in connection with this Agreement shall be resolved by the Parties upon negotiation.

10.2	Where the Parties fail to reach a consensus within 20 Business Days after the dispute occurs, either Party may submit such dispute to South China International Economic and Trade Arbitration Commission (the “Commission”) for arbitration in Shenzhen in accordance with the arbitration rules of the Commission in force at the time of submittal for arbitration. The arbitration tribunal shall consist of three arbitrators, and the arbitration language shall be Chinese, and the arbitration award shall be final and binding upon the Parties.

10.3	Subject to the PRC Laws, the Commission shall have the right to render award on the following: (1) with respect to equity, land assets or other assets of the Company, remedy measures; (2) injunction relief, for example, requiring the Company to carry out business operation or compulsorily transfer assets of the Company; (3) liquidation of the Company.

10.4	Subject to the PRC Laws, before the Commission forms an arbitration tribunal in accordance with the arbitration rules or under appropriate circumstances, the courts with jurisdiction at the following places shall have the right to render a ruling on remedy measures to support the arbitration: (1) Hong Kong Special Administrative Region, (2) place of registration of Party A, (3) domicile of Party B, and (4) place where major assets of Party A or Party B locate.

10.5	Unless otherwise ruled by the arbitration tribunal, all expenses paid or advanced for arbitration (including but not limited to the arbitration fee, fee for arbitrators and attorneys, travel expenses, etc.) shall be borne by the defeated Party.

Article 11 Miscellaneous

11.1	This Agreement shall be written in Chinese and made in septuplicate, with Party B4 holding two copies and other Parties each holding one copy, of the same legal effect.

11.2	The formation, effectiveness, performance, amendment, interpretation and termination of this Agreement shall be governed by the laws of the People’s Republic of China.

11.3	Any right, power or remedy granted to a Party under any provision hereof shall not preclude such Party from other rights, powers or remedies available to it under the Laws and other provisions hereof, and a Party's exercise of its rights, powers and remedies shall not preclude the exercise of other rights, powers and remedies available to it.

11.4	Failure to exercise or delay in exercising any right, power or remedy under this Agreement or available under the Laws by a Party shall not cause waiver of such rights, and any single or partial waiver of rights of such Party shall not prevent it from exercising such rights in other ways or exercising its other rights.

11.5	Each provision hereof shall be separable and independent from every other provision, and if any or several provisions hereof become invalid, illegal or unenforceable at any time, the validity, legality and enforceability of other provisions hereof shall not be affected thereby. The Parties shall, through good faith negotiation, make efforts to replace such invalid, illegal or unenforceable provisions with valid provisions to the maximum extent permitted by the Laws and meeting expectations of the Parties, and the economic effects produced by such valid provisions shall be close to the economic effects of such invalid, illegal or unenforceable provisions as much as possible.

11.6	Any amendment or supplement to this Agreement shall be made in writing, and shall only become effective upon duly execution by the Parties.

11.7	Without prior written consent of Party A, other Parties may not transfer any of their rights and/or obligations hereunder to any third party; Party B and the Target Company hereby agree that Party A may assign its rights and/or obligations hereunder to any third party after giving a written notice to Party B and the Target Company.

11.8	This Agreement shall be binding upon the legal assignees and successors of the Parties.

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(No text on this page. This is the signature page of the Shareholders' Voting Rights Proxy Agreement on Shenzhen Qfun Internet Technology Co., Ltd.)

Party A (Seal): Qfun Information Technology (Shenzhen) Co., Ltd.

Legal Representative or Authorized Representative: /s/ Authorized Representative (Signature)

Party B1: ZHANG Jiahui /s/ ZHANG Jiahui (Signature)

Party B2: CAO Yu /s/ CAO Yu (Signature)

Party B3: ZHU Nianyang /s/ ZHU Nianyang (Signature)

Party B4 (Seal): Shenzhen Guangtiandi Technology Co., Ltd.

Legal Representative or Authorized Representative: /s/ Authorized Representative (Signature)

Party C (Seal): Shenzhen Qfun Internet Technology Co., Ltd.

Legal Representative or Authorized Representative: /s/ Authorized Representative (Signature)

Appendix 1:

Power of Attorney

THIS POWER OF ATTORNEY (this "POA"), executed by ________ on ________ , 2017, is issued in favor of Qfun Information Technology (Shenzhen) Co., Ltd. or any director or successor to such director (including the liquidator replacing such director) as authorized by Shenzhen Qfun Information Technology (Shenzhen) Co., Ltd. upon decision (hereinafter referred to as the "Proxy").

The Shareholder hereby grants to the Proxy a general proxy authorizing the Proxy to exercise, as the sole and exclusive proxy of and in the name of the Shareholder, the following rights enjoyed by the Shareholder in my capacity as a shareholder of Shenzhen Qfun Internet Technology Co., Ltd. (hereinafter referred to as the “Company”):

(1)	to propose the convening of, and attend, shareholders’ meetings as my/our proxy in accordance with the articles of association of the Company;

(2)	to exercise voting rights as my/our proxy on all matters to be deliberated and resolved by the shareholders’ meeting, including without limitation the appointment and election of all directors and other senior executives to be appointed and removed by the shareholders' meeting, of the Company;

(3)	to adopt resolution on disposal of assets of the Company as my/our proxy;

(4)	to adopt resolution on the dissolution or liquidation of the Company as my/our proxy, and on my/our behalf, form a liquidation group and legally exercise the authority of the liquidation group during liquidation, including but not limited to adopting resolution on disposal of assets of the Company;

(5)	to sign any resolution as my/our proxy;

(6)	to submit any required document to relevant registration authority of the Company or other relevant authorities as my/our proxy; and

(7)	to exercise other voting rights of Shareholders and all shareholder's rights under the articles of association and the laws of China (including any other shareholders’ voting rights and other shareholder's rights stipulated upon an amendment to such articles of association) as my/our proxy.

The Shareholder irrevocably confirms that the validity of this POA shall extend to the expiry or early termination of the Shareholders' Voting Rights Proxy Agreement entered into by and among Qfun Information Technology (Shenzhen) Co., Ltd., the Company and the Shareholders of the Company on January 10, 2017.

IN WITNESS HEREOF, I/we hereby issue this POA.

Shareholder: ____________

Date: _____________, 2017